Exhibit 10.1

TERM LOAN CREDIT AGREEMENT

dated as of September 26, 2012

among

SNYDER’S-LANCE, INC.,

as Borrower

BANK OF AMERICA, N.A.,

as Administrative Agent,

MANUFACTURERS AND TRADERS TRUST COMPANY,

as Syndication Agent,

BRANCH BANKING AND TRUST COMPANY,

COBANK, ACB,

ROYAL BANK OF CANADA

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents,

and

The Other Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Co-Lead Arranger and Sole Book Runner,

and

MANUFACTURERS AND TRADERS TRUST COMPANY,

as Co-Lead Arranger

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES

Schedule 2.01	Term Loan Commitments and Pro Rata Shares
Schedule 2.07	Amortization of Term Loans
Schedule 5.02	Target Acquisition
Schedule 6.05	Litigation
Schedule 6.07	ERISA
Schedule 6.11	Financial Condition
Schedule 6.12	Environmental Matters
Schedule 6.16	Subsidiaries of the Company
Schedule 8.02	Permitted Liens
Schedule 11.02	Eurodollar and Domestic Lending Offices, Addresses for Notices

EXHIBITS

Exhibit A	Form of Notice of Term Loan Borrowing
Exhibit B	Form of Notice of Conversion/Continuation
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Note

-v-

TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT is entered into as of September 26, 2012, among SNYDER’S-LANCE, INC., a North Carolina corporation (the “Company”), the several financial institutions from time to time party to this Agreement (collectively the “Lenders”; individually each a “Lender”), MANUFACTURERS AND TRADERS TRUST COMPANY, as syndication agent, and BANK OF AMERICA, N.A., as administrative agent.

WITNESSETH:

WHEREAS, the Company has requested that the Lenders provide a term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I. DEFINITIONS

1.01 Certain Defined Terms. The following terms have the following meanings:

“Acquired EBITDA” means, with respect to any Person or division (or similar business unit) acquired by the Company in an Acquisition during any Computation Period, the total of (a) the consolidated net income from continuing operations of such Person or division (or similar business unit) for the period from the first day of such Computation Period to the date of such acquisition plus (b) to the extent deducted in determining such consolidated net income (and without duplication), interest expense (whether paid or accrued and including imputed interest expense in respect of capital lease obligations), income taxes, depreciation and amortization, all calculated on a basis approved by the Administrative Agent minus (c) to the extent included in such consolidated net income, any income tax refunds.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or amalgamation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity or, in the case of an amalgamation, the resulting corporation has provided an assumption agreement and all other assurances as the Administrative Agent may reasonably require.

“Administrative Agent” means Bank of America in its capacity as agent for the Lenders hereunder, and any successor thereto in such capacity arising under Section 10.08.

“Administrative Agent’s Payment Office” means the address for payments set forth on Schedule 11.02 or such other address as the Administrative Agent may from time to time specify.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities or membership interests, by contract or otherwise.

“Agent-Related Persons” means Bank of America and any successor to Bank of America as Administrative Agent arising under Section 10.08, together with its Related Parties.

“Agreement” means this Term Loan Credit Agreement.

“Applicable Law” means, with reference to any Person, all laws (foreign or domestic), ordinances and treaties and all judgments, decrees, injunctions, writs and orders of any court, arbitrator or Governmental Authority, and all rules and regulations of any Governmental Authority applicable to such Person.

“Applicable Margin” means the applicable rate per annum set forth in the table below opposite the applicable Pricing Total Debt to EBITDA Ratio:

Pricing Total Debt to EBITDA Ratio	Ticking Fee	Applicable Margin for Eurodollar Rate Loan	Applicable Margin for Base Rate Loans
Less than or equal to 1.15 to 1	0.125%	1.000%	0.000%
Greater than 1.15 to 1 but less than or equal to 1.75 to 1	0.150%	1.125%	0.125%
Greater than 1.75 to 1 but less than or equal to 2.25 to 1	0.175%	1.250%	0.250%
Greater than 2.25 to 1 but less than or equal to 3.00 to 1	0.225%	1.500%	0.500%
Greater than 3.00 to 1	0.275%	1.700%	0.700%

Initially, (a) the Applicable Margin for the Ticking Fee shall be based on the Pricing Total Debt to EBITDA Ratio shown in the closing certificate delivered by the Company pursuant to subsection 5.01(e) and (b) the Applicable Margin for Eurodollar Rate Loans and for Base Rate Loans shall be based on the Pricing Total Debt to EBITDA Ratio shown in the Compliance Certificate delivered by the Company pursuant to subsection 5.02(f). The Applicable Margin shall be adjusted, to the extent applicable, 46 days (or, in the case of the last fiscal quarter of any year, 101 days) after the end of each fiscal quarter (or, if earlier, 10 days following delivery by the Company of the financial statements required by subsection 7.01(a) or 7.01(b), as applicable, and the related Compliance Certificate required by subsection 7.02(a) for such fiscal quarter), based on the Pricing Total Debt to EBITDA Ratio as of the last day of such fiscal quarter; it being understood that if the Company fails to deliver the financial statements required by subsection 7.01(a) or 7.01(b), as applicable, and the related Compliance Certificate required by subsection 7.02(a) by the 46th day (or, if applicable, the 101st day) after any fiscal quarter, Applicable Margin shall be 0.275% for the Ticking Fee, 1.700% for Eurodollar Rate Loans and 0.700% for Base Rate Loans until such financial statements and Compliance Certificate are delivered.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, provided that all attorneys’ fees shall be determined without regard to any statutory presumption based on the standard hourly rates for such attorneys and the actual hours expended.

“Bank of America” means Bank of America, N.A., and its successors.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the one-month Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors, including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.

“BBA LIBOR” has the meaning specified in the definition of “Eurodollar Base Rate”.

“Borrower Materials” has the meaning specified in Section 7.02.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close and, if the applicable Business Day relates to any Eurodollar Rate Loan, means such a day on which dealings are carried on in the London offshore dollar interbank market.

“Buyer” means S-L Snacks National, LLC, a North Carolina limited liability company.

“Canadian Plan” means a pension plan established by any Canadian Subsidiary of the Company for any of its employees which is not subject to ERISA.

“Canadian Subsidiary” means any Subsidiary of the Company organized or located in Canada.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other relevant Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy or liquidity requirements of any bank or of any corporation controlling a bank.

“Cash Equivalent Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Lender that has a long-term debt rating of at least A- by S&P or A3 by Moody’s; and

(d) money market funds at least 95% of the assets of which constitute Cash Equivalent Investments of the kinds described in clauses (a) through (c) above.

“Change of Control” means any of the following events:

(a) any Person or group (within the meaning of Rule 13d-5 of the SEC under the Securities Exchange Act of 1934 as in effect on the date hereof) (other than the Snyder’s Stockholder Group) shall become the Beneficial Owner (as defined in Rule 13d-3 of the SEC under the Securities Exchange Act of 1934 as in effect on the date hereof) of 30% or more of the capital stock or other equity interests of the Company the holders of which are entitled under ordinary circumstances (irrespective of whether at the time the holders of such stock or other equity interests shall have or might have voting power by reason of the happening of any contingency) to vote for the election of the directors of the Company; or

(b) a majority of the members of the Board of Directors of the Company shall cease to be Continuing Members.

“Code” means the U.S. Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Company” – see the preamble to this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Computation Period” means any period of four consecutive fiscal quarters ending on the last day of a fiscal quarter.

“Contingent Obligation” means, as to any Person, without duplication, any direct or indirect liability of such Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of such Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings or payments; or (c) in respect of any Swap Contract. The amount of any Contingent Obligation shall (a) in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and (b) in the case of other Contingent Obligations, be equal to the maximum reasonably anticipated liability in respect thereof.

“Continuing Member” means a member of the Board of Directors of the Company who either (a) was a member of the Company’s Board of Directors on the Signing Date and has been such continuously thereafter or (b) became a member of such Board of Directors after the Signing Date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of the Company’s Board of Directors.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other document to which such Person is a party or by which it or any of its property is bound.

“Conversion/Continuation Date” means any date on which, under Section 2.04, the Company (a) converts Term Loans of one Type to the other Type or (b) continues Eurodollar Rate Loans for a new Interest Period.

“Defaulting Lender” means, subject to subsection 2.16(b), any Lender that, as determined by the Administrative Agent (a) has failed to (i) fund any portion of its Term Loans within two Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Company or the Administrative Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Term Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Company and each other Lender.

“Disposed EBITDA” means, with respect to any Person or division (or similar business unit) sold or otherwise disposed of by the Company during any Computation Period, the total of (a) the consolidated net income from continuing operations of such Person or division (or similar business unit) for the period from the first day of such Computation Period to the date of such sale or other disposition plus (b) to the extent deducted in determining such consolidated net income (and without duplication), interest expense (whether paid or accrued and including imputed interest expense in respect of capital lease obligations), income taxes, depreciation and amortization, all calculated on a basis approved by the Administrative Agent minus (c) to the extent included in such consolidated net income, any income tax refunds.

“Dollar”, “dollar” and “$” each means lawful money of the United States.

“EBIT” means, for any Computation Period, the Company’s consolidated net income from continuing operations for such period, plus, to the extent deducted in determining such earnings, Interest Expense and income taxes, minus, to the extent included in determining such earnings, any income tax refunds.

“EBITDA” means, for any Computation Period, the Company’s consolidated net income from continuing operations for such period, plus, to the extent deducted in determining such earnings, Interest Expense, income taxes, depreciation and amortization, minus, to the extent included in determining such earnings, any income tax refunds, plus any Acquired EBITDA and any fees and expenses incurred in connection with any Acquisition, any costs or charges to the Company and its Subsidiaries as a result of an increase in value to the pre-acquisition historical amounts of accounts receivables, inventories or any other current assets (a “write-up”), in each case to the extent that such write-up is required by GAAP and occurs as a result of an Acquisition, minus any Disposed EBITDA, plus fees and expenses incurred in connection with any disposition giving rise to Disposed EBITDA.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all federal, state or local laws, statutes, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental and human health matters.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a substantial cessation of operations which is treated as such a withdrawal; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Eurodollar Base Rate” means, for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

“Eurodollar Rate Loan” means a Term Loan that bears interest based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” means any of the events or circumstances specified in Section 9.01.

“Existing Revolving Credit Agreement” means the Credit Agreement dated as of December 7, 2010, among the Company, the lenders party thereto and Bank of America, as administrative agent and issuing lender.

“Existing Snyder’s Notes” means the $100,000,000 of 5.72% Senior Notes due June 12, 2017 issued by the Company pursuant to an Amended and Restated Note Purchase Agreement dated as of December 7, 2010 among the Company, Snyder’s of Hanover Manufacturing, Inc., Snyder’s of Hanover, Inc., and each of the Noteholders (as defined therein).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Date” means the first date all the conditions precedent in Section 5.02 are satisfied or waived in accordance with Section 11.01 and the Term Loans are made hereunder.

“Funding Date Material Adverse Effect” means a change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect or change to the business, financial condition or results of operations of the Target Companies, taken as a whole, or on the ability of the Sellers to consummate the transactions contemplated by the Stock Purchase Agreement, but shall exclude any changes, effects, events, circumstances, occurrences or state of facts related to or resulting from (a) general business or economic conditions affecting the industry or industries in which the Target Companies operate; (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including an act of terrorism involving the United States; (c) the disclosure of the fact that the Buyer is the prospective acquirer of the Target Companies; (d) the taking of any action contemplated by the Stock Purchase Agreement or the announcement of the Stock Purchase Agreement or the transactions contemplated thereby; (e) any changes in Applicable Law or GAAP; or (f) any adverse change in or effect on the Target Companies that is caused by any delay in consummating the Target Acquisition primarily as a result of any violation or breach by the Buyer of any covenant, representation or warranty contained in the Stock Purchase Agreement; provided, however, that any change, effect, event, circumstance, occurrence or state of facts referred to in clauses (a) or (b) immediately above shall be taken into account in determining whether a Funding Date Material Adverse Effect has occurred to the extent that such change, effect, event, circumstance, occurrence or state of facts has a materially disproportionate effect on the Target Companies compared to other participants in the industries in which the Target Companies operate.

“Further Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 4.01.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any applicable nation or government, any state, provincial or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty Obligation” has the meaning specified in the definition of Contingent Obligation.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms including Company credit card debt); (c) all reimbursement or payment obligations of such Person with respect to Surety Instruments; (d) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations of such Person with respect to capital leases which should be recorded on a balance sheet of such Person in accordance with GAAP; (g) all indebtedness of the types referred to in clauses (a) through (f)

above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, provided that the amount of any such Indebtedness shall be deemed to be the lesser of the face principal amount thereof and the fair market value of the property subject to such Lien; and (h) all Guaranty Obligations of such Person in respect of indebtedness or obligations of others. For all purposes of this Agreement, the Indebtedness of any Person shall include all Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent of such Person’s liability therefor; provided that to the extent that any such indebtedness is expressly non-recourse to such Person it shall not be included as Indebtedness.

“Indemnitee” – see Section 11.04.

“Independent Auditor” – see subsection 7.01(a).

“Information” has the meaning specified in Section 11.07.

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case undertaken under any Applicable Law, including the Bankruptcy Code.

“Interest Coverage Ratio” means, for any Computation Period, the ratio of (a) EBIT for such Computation Period, to (b) Interest Expense for such Computation Period.

“Interest Expense” means for any period, the interest expense (whether paid or accrued and including imputed interest expense in respect of capital lease obligations) of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Eurodollar Rate Loan and the Termination Date; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, each three-month anniversary of the first day of such Interest Period also shall be an Interest Payment Date; and, (b) as to any Base Rate Loan, the last Business Day of each calendar quarter and the Termination Date.

“Interest Period” means, as to any Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or on the Conversion/Continuation Date on which such Eurodollar Rate Loan is converted into or continued as a Eurodollar Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Company in its Notice of Term Loan Borrowing or Notice of Conversion/Continuation, as the case may be; provided that:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless, in the case of a Eurodollar Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(ii) any Interest Period for a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period for any Eurodollar Rate Loan shall extend beyond the Termination Date.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Lead Arranger” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Manufacturers and Traders Trust Company in its capacity as an arranger of the term loan credit facility hereunder.

“Lender” – see the preamble to this Agreement.

“Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” or “Domestic Lending Office” or “Eurodollar Lending Office”, as the case may be, on Schedule 11.02, or such other office or offices as such Lender may from time to time notify the Company and the Administrative Agent.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing, but not including the interest of a lessor under an operating lease).

“Loan Documents” means this Agreement and any Notes

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Material Acquisition” means an Acquisition involving consideration (excluding stock of the Company) of more than $50,000,000.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent), or financial condition of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of any Loan Document to which it is a party.

“Material Financial Obligations” means (a) Indebtedness or Contingent Obligations of the Company or any Subsidiary or obligations of the Company or any Subsidiary in respect of any Securitization Transaction, in an aggregate principal amount (for all applicable Indebtedness, Contingent Obligations and obligations in respect of Securitization Transactions) equal to or greater than $20,000,000 and (b) the obligations under the Existing Revolving Credit Agreement.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, with respect to which the Company or any ERISA Affiliate may have any liability.

“Net Cash Proceeds” means, with respect to any sale, transfer, license, lease or other disposition by the Company or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalent Investments received in connection with such transaction (including any cash or Cash Equivalent Investments received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the Company or such Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such sale, transfer, license, lease or other disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds.

“Note” means a promissory note executed by the Company in favor of a Lender evidencing Term Loans made by such Lender to the Company, in substantially the form of Exhibit E.

“Notice of Conversion/Continuation” means a notice of (a) a conversion of all or any portion of Term Loans from one Type to the other, or (b) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit B.

“Notice of Term Loan Borrowing” means a notice in substantially the form of Exhibit A.

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to any Lender, the Administrative Agent or any other Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, or now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any Affiliate thereof of any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means (i) for any corporation, the certificate of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (ii) for any partnership or joint venture, the partnership or joint venture agreement and any other organizational document of such entity, (iii) for any limited liability company, the certificate or articles of organization, the operating agreement and any other organizational document of such limited liability company, (iv) for any trust, the declaration of trust, the trust agreement and any other organizational document of such trust and (v) for any other entity, the document or agreement pursuant to which such entity was formed and any other organizational document of such entity.

“Other Taxes” means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” – see subsection 11.06(d).

“Participant Register” – see subsection 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multiemployer Plan, with respect to which the Company or any ERISA Affiliate may have any liability.

“Permitted Liens” – see Section 8.02.

“Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap Contracts, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with (a) raw materials purchases, (b) interest or currency exchange rates, (c) operating expenses or other anticipated obligations of such Person, (d) other liabilities, commitments or assets held or reasonably anticipated by such Person or (e) changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA), other than a Multiemployer Plan, with respect to which the Company or any ERISA Affiliate may have any liability, and includes any Pension Plan.

“Platform” has the meaning specified in Section 7.02.

“Pricing Total Debt to EBITDA Ratio” means, for any Computation Period, the ratio of (a) Total Indebtedness (net of unrestricted cash and unrestricted Cash Equivalent Investments held by the Company and its Subsidiaries and excluding any undrawn amounts of letters of credit issued) as of the last day of such Computation Period, to (b) EBITDA for such Computation Period.

“Pro Rata Share” means for any Lender at any time the proportion (expressed as a decimal, rounded to the ninth decimal place) of the Term Loan Facility represented by (a) prior to the Funding Date, such Lender’s Term Loan Commitment at such time, and (b) on and after the Funding Date, the principal amount of such Lender’s Term Loans outstanding at such time. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Public Lender” has the meaning specified in Section 7.02.

“Register” has the meaning specified in Section 11.06.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Lenders” means, as of any date of determination, (a) prior to the Funding Date, Lenders having Term Loan Commitments representing more than 50% of the Term Loan Commitments of all Lenders, and (b) on and after the Funding Date, Lenders having Term Loan Exposures representing more than 50% of the Term Loan Exposures of all the Lenders; provided that the Term Loan Commitment and Term Loan Exposure held, or deemed held, by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, the president or any vice president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to financial matters, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

“Restricted Payment” has the meaning specified in Section 8.10.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Transaction” means any sale, assignment or other transfer by the Company or any Subsidiary of accounts receivable, lease receivables or other payment obligations owing to the Company or any Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of the Company or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables.

“Sellers” means The Snack Factory, LLC, a Delaware limited liability company, VMG Tax-Exempt, L.P., a Delaware limited partnership, and VMG Equity Partners GP, L.P., a Delaware limited partnership.

“Signing Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 11.01.

“Snyder’s Stockholder Group” means (i) Michael A. Warehime, (ii) the lineal descendants of Michael A. Warehime, including adopted persons as well as biological descendants, (iii) any spouse, widow or widower of Michael A. Warehime or any such descendant and (iv) any trust, estate, custodian or other fiduciary or similar account solely for the benefit of one or more individuals described in clause (i), (ii) or (iii) above.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stock Purchase Agreement” means that certain Stock and Membership Interest Purchase Agreement dated as of September 3, 2012 (together with all exhibits and schedules thereto), among the Target Companies, the Sellers, the Buyer and the Company.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.

“Surety Instruments” means all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Swap Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

“Target Acquisition” means the Acquisition by the Company, directly or indirectly, of all of the Equity Interests of the Target Companies on the Funding Date pursuant to and in accordance with the Stock Purchase Agreement for total consideration of $340,000,000 (as such amount may be adjusted pursuant to the Stock Purchase Agreement).

“Target Acquisition Documents” has the meaning specified in Section 5.02(i).

“Target Companies” means Snack Factory, LLC, a New Jersey limited liability company, Princeton Vanguard, LLC, a Delaware limited liability company, and VMG Snack Factory Blocker, Inc., a Delaware corporation.

“Target Representations” means such of the representations and warranties made by or on behalf of, or with respect to, the Target Companies and/or their respective Subsidiaries in the Stock Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the Company has the right to terminate its obligations under the Stock Purchase Agreement as a result of a breach of such representations and warranties.

“Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, (i) franchise taxes, (ii) taxes imposed on or measured by its net income or capital by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or maintains a lending office and (iii) any U.S. federal withholding taxes imposed under FATCA.

“Term Loan” has the meaning specified in Section 2.01.

“Term Loan Borrowing” means the borrowing on the Funding Date of simultaneous Term Loans in Dollars of the same Type, and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Term Loan Commitment” means as to each Lender, its obligation to make Term Loans to the Company on the Funding Date pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption Term Loan Commitment or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Loan Exposure” means, as to each Lender at any time, the aggregate principal amount at such time of its outstanding Term Loans.

“Term Loan Facility” means (a) prior to the Funding Date, the Term Loan Commitments and (b) on and after the Funding Date, the term loan facility provided in this Agreement in the aggregate principal amount of the Term Loans of all Lenders outstanding at such time. The aggregate principal amount of the Term Loan Facility as of the Signing Date is $325,000,000.

“Termination Date” means the earlier to occur of:

(a) the fourth anniversary of the Funding Date; and

(b) the date on which the Term Loan Commitments terminate in accordance with the provisions of this Agreement;

provided, however that if such date is not a Business Day, the Termination Date shall be the preceding Business Day.

“Ticking Fee” has the meaning specified in Section 2.09(c).

“Total Debt to EBITDA Ratio” means, for any Computation Period, the ratio of (a) Total Indebtedness as of the last day of such Computation Period, to (b) EBITDA for such Computation Period.

“Total Indebtedness” means, at any time, all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis and to the extent not included in the definition of Indebtedness, the aggregate outstanding investment or claim held at such time by purchasers, assignees or other transferees of (or of interests in) receivables or other rights to payment of the Company and its Subsidiaries in connection with any Securitization Transaction (regardless of the accounting treatment of such Securitization Transaction).

“Type” means, with respect to a Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of such Plan’s assets, determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” each means the United States of America.

“Unmatured Event of Default” means any event or circumstance which, with the giving of notice, the lapse of time or both, will (if not cured, waived or otherwise remedied during such time) constitute an Event of Default.

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, or 100% of the membership interests or other equity interests, as applicable, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

1.02 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) (i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii) The term “including” is not limiting and means “including without limitation.”

(iii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided herein, any reference to any action of the Administrative Agent, the Lenders or the Required Lenders by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their sole discretion.”

(g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Administrative Agent merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

1.03 Accounting Principles

(a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied; provided that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Article VIII to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Article VIII for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.

(b) References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Company.

1.04 Accounting Adjustments. For each period of four fiscal quarters ending next following the date of any Acquisition including the Target Acquisition, for purposes of determining the Total Debt to EBITDA Ratio, Pricing Total Debt to EBITDA Ratio and the Interest Coverage Ratio, the consolidated results of operations of the Company and its Subsidiaries shall include the results of operations of the Person or assets subject to such Acquisition on a historical pro forma basis to the extent information in sufficient detail concerning such historical results of such Person or assets is reasonably available, and which amounts shall include only adjustments reasonably satisfactory to Administrative Agent and shall not include any synergies resulting from such Acquisition other than those permitted pursuant to Regulation S-X of the SEC.

ARTICLE II. THE CREDITS

2.01 Borrowing of Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees (and not jointly or jointly and severally) to make loans (each a “Term Loan”) to the Company in Dollars on the Funding Date in an amount not to exceed such Lender’s Term Loan Commitment. The Term Loan Borrowing shall consist of all Term Loans made simultaneously by the Lenders on the Funding Date in accordance with their respective Term Loan Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, however, that with respect to the Term Loan Borrowing made on the Funding Date, the Notice of Term Loan Borrowing shall be received by the Administrative Agent prior to (a) 11:00 a.m. Charlotte time two Business Days prior to the Funding Date along with a funding indemnity letter in form and substance satisfactory to the Administrative Agent if the Funding Date is on or prior to the date that is two Business Days after the Signing Date, in the case of Eurodollar Rate Loans or (b) 11:00 a.m. Charlotte time on the Funding Date, in the case of Base Rate Loans. Each Lender shall make the amount of its Term Loans available to the Administrative Agent in immediately available funds at the Administrative Agent’s Payment Office not later than 2:00 p.m. Charlotte time on the Business Day specified in the Notice of Term Loan Borrowing. Upon satisfaction of the applicable conditions set forth in Section 5.02, the Administrative Agent shall make all funds so received available to the Company in like funds as received by the Administrative Agent either by (i) crediting the account of the Company on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company.

2.02 Loan Accounts. (a) The Term Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be rebuttable presumptive evidence of the amount of the Term Loans made by the Lenders to the Company and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Term Loans.

(b) Upon the request of any Lender made through the Administrative Agent, the Term Loans made by such Lender may be evidenced by a Note, instead of or in addition to loan accounts. Each such Lender shall endorse on the schedules annexed to its Note the date, amount and maturity of each Term Loan evidenced thereby and the amount of each payment of principal made by the Company with respect thereto (or such Lender shall maintain such information in its own records). Each such Lender is irrevocably authorized by the Company to endorse its Note and each Lender’s record shall be rebuttable presumptive evidence of the amount of the Term Loans evidenced thereby, and the interest and payments thereon; provided, however, that the failure of a Lender to make, or an error in making, a notation thereon or an entry therein with respect to any Term Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Lender.

2.03 [Reserved].

2.04 Conversion and Continuation Elections for Borrowings. (a) The Company may, upon irrevocable written notice to the Administrative Agent in accordance with subsection 2.04(b):

(i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of Eurodollar Rate Loans, to convert such Term Loans (or any part thereof in an aggregate amount of $1,000,000 or a higher integral multiple of $500,000) into Term Loans of the other Type; or

(ii) elect, as of the last day of the applicable Interest Period, to continue any Eurodollar Rate Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount of $1,000,000 or a higher integral multiple of $500,000) for another Interest Period;

provided that if at any time the aggregate amount of Eurodollar Rate Loans in respect of the Term Loans is reduced, by payment, prepayment, or conversion of any part thereof, to be less than $1,000,000, such Eurodollar Rate Loans shall automatically convert into Base Rate Loans.

(b) The Company shall deliver a Notice of Conversion/Continuation to be received by the Administrative Agent not later than 11:00 a.m. Charlotte time at least (i) two Business Days in advance of the Conversion/Continuation Date, if the Term Loans are to be converted into or continued as Eurodollar Rate Loans; and (ii) on the Conversion/Continuation Date, if the Term Loans are to be converted into Base Rate Loans, specifying:

(A) the proposed Conversion/Continuation Date;

(B) the aggregate amount of Term Loans to be converted or continued;

(C) the Type of Term Loans resulting from the proposed conversion or continuation; and

(D) in the case of conversion into or continuation of Eurodollar Rate Loans, the duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to Eurodollar Rate Loans, the Company has failed to select timely a new Interest Period to be applicable to such Eurodollar Rate Loans, the Company shall be deemed to have elected to convert such Eurodollar Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

(d) The Administrative Agent will promptly notify each applicable Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Administrative Agent will promptly notify each such Lender of the details of any automatic conversion. All conversions and continuations of Term Loans shall be made ratably among the Lenders according to the respective outstanding principal amounts of the Term Loans with respect to which the notice was given.

(e) Unless the Required Lenders otherwise consent, the Company may not elect to have any Term Loan converted into or continued as a Eurodollar Rate Loan during the existence of an Event of Default or Unmatured Event of Default.

(f) After giving effect to any conversion or continuation of Term Loans, unless the Administrative Agent shall otherwise consent, there may not be more than ten different Interest Periods in effect for all Borrowings.

2.05 Mandatory Prepayments. If the Company or any of its Subsidiaries sells, assigns, leases, conveys, transfers or otherwise disposes of any property from any individual disposition or series of related dispositions, which results in the realization by such Person of Net Cash Proceeds in excess of $100,000,000, the Company shall prepay an aggregate principal amount of outstanding Term Loans equal to 50% of such Net Cash Proceeds within ten Business Days of receipt thereof by such Person (such prepayments to be applied to the principal repayment installments of the Term Loans in direct order of maturity).

2.06 Optional Prepayments. Subject to the proviso to subsection 2.04(a) and to Section 4.04, the Company may, from time to time, upon irrevocable notice to the Administrative Agent, which notice must be received by the Administrative Agent prior to 11:00 a.m. Charlotte time (a) two Business Days prior to the date of prepayment, in the case of Eurodollar Rate Loans, and (b) on the date of prepayment, in the case of Base Rate Loans, ratably prepay Term Loans in whole or in part, in an aggregate amount of $1,000,000 or a higher integral multiple of $500,000. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of the Term Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of any such notice and of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with, in the case of Eurodollar Rate Loans, accrued interest to such date on the amount prepaid and any amounts required pursuant to Section 4.04. Each prepayment of outstanding Term Loans pursuant to this Section 2.06 shall be applied to the principal repayment installments thereof in direct order of maturity.

2.07 Repayment of Term Loans. The Company shall repay to the Lenders the aggregate principal amount of all Term Loans in quarterly principal installments as set forth on Schedule 2.07 (which principal amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.05 and 2.06, as applicable); provided, however, that, the final principal repayment installment of the Term Loans shall be repaid on the Termination Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

2.08 Interest.

(a) Each Term Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to (i) the Eurodollar Rate plus the Applicable Margin or (ii) the Base Rate plus the Applicable Margin, as the case may be (and subject to the Company’s right to convert to the other Type of Term Loan under Section 2.04).

(b) Interest on each Term Loan shall be paid in arrears on each Interest Payment Date. Interest also shall be paid on the date of any conversion of Eurodollar Rate Loans under Section 2.04 and prepayment of Eurodollar Rate Loans under Section 2.05 or 2.06, in each case for the portion of the Term Loans so converted or prepaid.

(c) Notwithstanding the foregoing provisions of this Section, upon notice to the Company from the Administrative Agent (acting at the request or with the consent of the Required Lenders) during the existence of any Event of Default, and for so long as such Event of Default continues, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Term Loans and, to the extent permitted by Applicable Law, on any other amount payable hereunder or under any other Loan Document, at a rate per annum which is determined by adding 2% per annum to the rate otherwise applicable thereto pursuant to the terms hereof or such other Loan Document (or, if no such rate is specified, the Base Rate plus the Applicable Margin). All such interest shall be payable on demand.

(d) Anything herein to the contrary notwithstanding, the obligations of the Company to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Company shall pay such Lender interest at the highest rate permitted by Applicable Law.

2.09 Fees.

(a) Arrangement, Agency Fees. The Company agrees to pay to the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated such fees at such times and in such amounts as are set forth in the fee letter dated September 3, 2012 to the Company from each such Person, as such letter may be amended or replaced from time to time (the “Fee Letter”).

(b) Upfront Fee. The Company agrees to pay to the Administrative Agent for the account of each Lender based upon the amount of each Lender’s Term Loan Commitment as of the Signing Date, an upfront fee in an amount previously agreed to among the Company, such Lender and the Administrative Agent. Such upfront fee shall be due and payable on the Funding Date.

(c) Ticking Fee. Commencing on the Signing Date and continuing until the Funding Date, the Company agrees to pay to the Administrative Agent for the account of each Lender a ticking fee (the “Ticking Fee”) equal to the Applicable Margin times the amount of such Lender’s Term Loan Commitment as of the Signing Date. Such Ticking Fee shall be due and payable on the earlier of the Funding Date and the date of the termination of the Term Loan Commitments.

2.10 Computation of Fees and Interest; Retroactive Adjustments of Applicable Margins. (a) All computations of interest on Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a 365 (or 366) day year (as the case may be), and actual days elapsed. All other computations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which such interest or such fees are computed from the first day thereof to the last day thereof.

(b) Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. The Administrative Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender, as the case may be, a statement showing the quotations used by the Administrative Agent in determining any interest rate and the resulting interest rate.

(c) If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Pricing Total Debt to EBITDA Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Pricing Total Debt to EBITDA Ratio would have resulted in higher pricing for such period, the Company shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender, as the case may be), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. The Company’s obligations under this paragraph shall survive the repayment of all other Obligations hereunder.

2.11 Payments by the Company. (a) All payments to be made by the Company shall be made without condition or deduction for any set-off, recoupment, defense or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s Payment Office, and shall be made in Dollars and in immediately available funds, no later than 4:00 p.m. Charlotte time on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Administrative Agent later than 4:00 p.m. Charlotte time shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b) Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day (unless, in the case of a payment with respect to a Eurodollar Rate Loan, the following Business Day is in another calendar month, in which case such payment shall be made on the preceding Business Day), and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) Unless the Administrative Agent receives notice from the Company prior to the date on which any payment is due to the Lenders that the Company will not make such payment in full as and when required, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender in immediately available funds, together with interest thereon at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing for each day from the date such amount is distributed to such Lender until the date repaid. If the Company and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period. If such Lender pays its share of the Term Loans to the Administrative Agent, then the amount so paid shall constitute such Lender’s Term Loans included in the Term Loan Borrowing. Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for Term Loans to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Company by the Administrative Agent because the conditions to such Term Loans set forth in Section 5.02 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make the Term Loans and to make payments pursuant to Section 11.04 are several and not joint. The failure of any Lender to make any Term Loan or to make any payment under Section 11.04 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loans or to make its payment under Section 11.04.

(f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for the Term Loans in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for the Term Loans in any particular place or manner.

2.12 Payments by the Lenders to the Administrative Agent. (a) Unless the Administrative Agent receives notice from a Lender (i) at least one Business Day prior to the proposed Funding Date or (ii) in the event the Term Loan Borrowing consists of Base Rate Loans, by 12:00 noon Charlotte time on the Funding Date, that such Lender will not make available as and when required hereunder to the Administrative Agent for the account of the Company the amount of such Lender’s share of the Term Loan Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent in immediately available funds on the Funding Date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount.

(b) If and to the extent any Lender shall not have made its share of the Term Loan Borrowing available to the Administrative Agent in immediately available funds and the Administrative Agent in such circumstances has made available to the Company such amount, such Lender shall on the Business Day following the Funding Date make such amount available to the Administrative Agent, together with interest at the Federal Funds Rate. If such amount is so made available, such payment to the Administrative Agent shall constitute such Lender’s share of the Term Loan Borrowing on the Funding Date for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the Business Day following the Funding Date, the Administrative Agent will notify the Company of such failure to fund and, upon demand by the Administrative Agent, the Company shall pay such amount to the Administrative Agent for the Administrative Agent’s account, together with interest thereon for each day elapsed since the Funding Date, at a rate per annum equal to the interest rate applicable at the time to the Term Loans.

(c) A notice of the Administrative Agent submitted to any Lender with respect to amounts owing under subsection (b) above shall be conclusive absent manifest error.

(d) The failure of any Lender to make its share of the Term Loan Borrowing on the Funding Date shall not relieve any other Lender of any obligation hereunder to make its share of the Term Loan Borrowing on the Funding Date, but no Lender shall be responsible for the failure of any other Lender to make its share of the Term Loan Borrowing on the Funding Date.

2.13 Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Term Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Term Loans and accrued interest thereon greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Term Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Company pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant (other than the Company or any Subsidiary thereof (as to which this Section shall apply)).

The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise any right of setoff or counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

2.14 [Reserved].

2.15 [Reserved].

2.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 11.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Company may request (so long as no Event of Default or Unmatured Event of Default exists), to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment on a pro rata basis of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Event of Default or Unmatured Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Term Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Term Loans were made at a time when the conditions set forth in Sections 5.01 and 5.02 were satisfied or waived, such payment shall be applied solely to pay the Term Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loans owed to such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. A Defaulting Lender shall not be entitled to receive (x) any Ticking Fee pursuant to Section 2.09(c) for any period during which such Lender is a Defaulting Lender or (y) any upfront fee pursuant to Section 2.09(b) on the Funding Date except to the extent allocable to the aggregate principal amount of the Term Loans funded by it on the Funding Date.

(b) Defaulting Lender Cure. If the Company and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase that portion of outstanding Term Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Term Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares, whereupon such Lender will cease to be a Defaulting Lender;

provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no cessation of the status of a Lender as a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III. [RESERVED]

ARTICLE IV. TAXES, YIELD PROTECTION AND ILLEGALITY

4.01 Taxes. (a) Any and all payments by the Company to each Lender or the Administrative Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes and Further Taxes.

(b) If the Company shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Lender or The Administrative Agent, then:

(i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Lender or the Administrative Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

(ii) the Company shall make such deductions and withholdings; and

(iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with Applicable Law.

(c) The Company agrees to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Taxes, Other Taxes and Further Taxes in the amount that such Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date such Lender or the Administrative Agent makes written demand therefor.

(d) Within 30 days after the date of any payment by the Company of any Taxes, Other Taxes or Further Taxes, the Company shall furnish each applicable Lender and the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Lender and the Administrative Agent.

(e) If the Company is required to pay any amount to any Lender or the Administrative Agent pursuant to subsection (b) or (c) of this Section, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the sole judgment of such Lender is not otherwise disadvantageous to such Lender.

(f) Notwithstanding the foregoing provisions of this Section 4.01, if any Lender fails to notify the Company of any event or circumstance which will entitle such Lender to compensation pursuant to this Section 4.01 within 120 days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Company for any amount arising prior to the date which is 120 days before the date on which such Lender notifies the Company of such event or circumstance.

(g) For purposes of this Section 4.01, the terms “law” and “Applicable Law” include FATCA.

4.02 Illegality. (a) If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make or maintain Eurodollar Rate Loans or Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on such Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Notwithstanding anything herein to the contrary, for purposes of this Section 4.02 and Section 4.03, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in a Requirement of Law”, a “change in law” and a “change in a Capital Adequacy Regulation”, regardless of the date enacted, adopted or issued.

(b) If a Lender determines that it is unlawful to maintain any Eurodollar Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), prepay in full such Eurodollar Rate Loan of such Lender then outstanding, together with interest accrued thereon and amounts required under Section 4.04, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Rate Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loan. If the Company is required to so prepay any Eurodollar Rate Loan, then concurrently with such prepayment, the Company shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan (and the interest rate on such Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate). If such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.

(c) If the obligation of any Lender to make or maintain Eurodollar Rate Loans has been so terminated or suspended, all Term Loans which would otherwise be made by such Lender as Eurodollar Rate Loans shall be instead Base Rate Loans.

(d) Before giving any notice to the Administrative Agent under this Section, the affected Lender shall designate a different Lending Office with respect to its Eurodollar Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

4.03 Increased Costs and Reduction of Return. (a) If any Lender determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Eurodollar Rate) in or in the interpretation of any law or regulation or (ii) compliance by such Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loan or Base Rate Loan the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased cost.

(b) If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Lender (or its Lending Office) or any corporation controlling such Lender with any Capital Adequacy Regulation affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital or liquidity is increased as a consequence of its Term Loan Commitment, Term Loans or obligations under this Agreement, then, upon demand of such Lender to the Company through the Administrative Agent, the Company shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

(c) Notwithstanding the foregoing provisions of this Section 4.03, if any Lender fails to notify the Company of any event or circumstance which will entitle such Lender to compensation pursuant to this Section 4.03 within 60 days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Company for any amount arising prior to the date which is 60 days before the date on which such Lender notifies the Company of such event or circumstance (except that, if the event or circumstance giving rise to such compensation is retroactive, then the 60-day period referred to above shall be extended to include the period of retroactive effect thereof).

4.04 Funding Losses. The Company shall reimburse each Lender and hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:

(a) the failure of the Company to make on a timely basis any payment of principal of any Eurodollar Rate Loan;

(b) the failure of the Company to borrow, continue or convert a Term Loan after the Company has given (or is deemed to have given) a Notice of Term Loan Borrowing or a Notice of Conversion/Continuation, as applicable, for such Term Loan;

(c) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.06;

(d) the prepayment (including after acceleration thereof) of a Eurodollar Rate Loan on a day that is not the last day of the relevant Interest Period; or

(e) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefore as a result of a request by the Company pursuant to Section 4.07;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Lenders under this Section and under subsection 4.03(a), each Eurodollar Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR rate used in determining the Eurodollar Rate for such Eurodollar Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan is in fact so funded.

4.05 Inability to Determine Rates. If (i) the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or for any proposed Base Rate Loan, or (ii) the Required Lenders determine that the Eurodollar Rate applicable pursuant to Section 2.08 for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or for any proposed Base Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Term Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans hereunder shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders, in the case of clause (ii)) revokes such notice in writing. Upon receipt of such notice, the Company may revoke the Notice of Term Loan Borrowing or any Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Lenders shall make, convert or continue such Term Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Term Loans shall be made, converted or continued as Base Rate Loans instead of Eurodollar Rate Loans.

4.06 Certificates of Lenders. Any Lender claiming reimbursement or compensation under this Article IV shall deliver to the Company (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and the manner in which such amount has been calculated, and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

4.07 Substitution of Lenders. Upon the receipt by the Company from any Lender of a claim for compensation under Section 4.01 or 4.03 or a notice of the type described in Section 4.02 or if any Lender is a Defaulting Lender, the Company may: (i) designate a replacement bank or financial institution satisfactory to the Company (a “Replacement Lender”) to acquire and assume all of such affected Lender’s (x) prior to the Funding Date, Term Loan Commitment or (b) on or after the Funding Date, outstanding Term Loans; and/or (ii) request one or more of the other Lenders to acquire and assume all of such affected Lender’s Term Loan Commitment or outstanding Term Loans, as the case may be. Any designation of a Replacement Lender under clause (i) shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed). A Lender shall not be required to make any such assignment to a Replacement Lender if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to replace such Lender pursuant to this Section 4.07 cease to apply.

4.08 Survival. The agreements and obligations of the Company in this Article IV shall survive the termination of this Agreement and the payment of all other Obligations.

ARTICLE V. CONDITIONS PRECEDENT

5.01 Conditions to Effectiveness. The effectiveness of this Agreement shall be subject to the condition that the Administrative Agent shall have received all of the following, in form and substance satisfactory to the Administrative Agent and each Lender, and (except for the Notes) in sufficient copies for each Lender, on or before October 31, 2012:

(a) Agreement. This Agreement executed by each party hereto and thereto.

(b) Resolutions; Incumbency.

(i) Copies of the resolutions of the board of directors of the Company authorizing the execution and delivery of the Loan Documents to which the Company is a party and the consummation of the transactions contemplated hereby, certified as of the Signing Date by the Secretary or an Assistant Secretary of the Company; and

(ii) a certificate of the Secretary or Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to execute and deliver the Loan Documents, Notices of Term Loan Borrowing, Notices of Conversion/Continuation, and Compliance Certificates to which such Person is a party and other documents in connection herewith.

(c) Organization Documents. The articles or certificate of incorporation and the bylaws of the Company as in effect on the Signing Date, certified by the Secretary or Assistant Secretary of the Company as of the Signing Date.

(d) Legal Opinions. An opinion of counsel to the Company, in form and substance satisfactory to the Administrative Agent and the Lenders.

(e) Closing Certificate. A certificate of the Chief Financial Officer of the Company certifying as to, and demonstrating the calculation of, the Pricing Total Debt to EBITDA Ratio as of the last day of the fiscal quarter of the Company most recently ended prior to the Signing Date for which financial statements have been filed with the SEC.

(f) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable hereunder on the Signing Date, together with external Attorney Costs of Bank of America to the extent invoiced prior to or on the Signing Date.

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01 (other than 5.01(f)), each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Signing Date specifying its objection thereto.

5.02 Conditions to Term Loans. The obligation of each Lender to make its Term Loans under this Agreement shall be subject to the condition that the Administrative Agent shall have received all of the following, in form and substance satisfactory to the Administrative Agent and each Lender, and in sufficient copies for each Lender, on or before the earlier of (i) the “Buyer Outside Date” (as defined in the Stock Purchase Agreement) and (ii) December 31, 2012:

(a) Signing Date. The Signing Date shall have occurred.

(b) Notes. Notes executed by the Company in favor of each Lender requesting a Note.

(c) [Reserved].

(d) Funding Certificate. A certificate signed by a Responsible Officer, dated as of the Funding Date, stating that:

(i) the resolutions and organization documents delivered by the Company on the Signing Date pursuant to Section 5.01 remain in full force and effect on and as of the Funding Date without modification or amendment in any respect except as attached to such certificate;

(ii) the representations and warranties contained in Sections 6.01, 6.02, 6.04, 6.08, 6.11(c) and (d), and 6.13 are accurate and complete in all material respects (except, if a qualifier relating to materiality, material adverse effect or a similar concept applies, such representation or warranty is true and correct in all respects) on and as of such date, as though made on and as of such date after giving effect to the Target Acquisition, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are accurate and complete in all material respects (except, if a qualifier relating to materiality, material adverse effect or a similar concept applies, such representation or warranty is true and correct in all respects) as of such earlier date;

(iii) no Event of Default or Unmatured Event of Default exists or would result from the effectiveness of this Agreement, the consummation of the Target Acquisition and the incurrence of all Indebtedness incurred in connection therewith (including, without limitation, the Term Loans to be made on the Funding Date);

(iv) since June 30, 2012, no Funding Date Material Adverse Effect has occurred with respect to the Target Companies; and

(v) the Company and its Subsidiaries (including the Target Companies and their respective Subsidiaries after giving effect to the Target Acquisition) are in compliance with all existing Material Financial Obligations.

(e) Financial Statements. (i) Pro forma consolidated financial statements as to the Company and its Subsidiaries giving effect to the Target Acquisition and all Indebtedness incurred in connection therewith (including, without limitation, the Term Loans to be made on the Funding Date); and (ii) forecasts prepared by management of the Company, each in form satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on an annual basis for each year during the term of this Agreement.

(f) Pro Forma Compliance Certificate. Evidence satisfactory to the Administrative Agent that the Company is in pro forma compliance with Sections 8.01, 8.04, 8.06 and 8.10 after giving effect to the Target Acquisition and the financing contemplated hereby as of the Funding Date and as of the last day of the fiscal quarter of the Company most recently ended prior to the Funding Date for which financial statements have been filed with the SEC (giving effect to the Target Acquisition and the financing contemplated hereby as if the Target Acquisition and such financing occurred on the first date of the period of the four fiscal consecutive quarters most recently ended), including a Compliance Certificate of the Chief Financial Officer of the Company certifying as to compliance with such financial covenants and demonstrating (in reasonable detail) the calculations required by such covenants.

(g) Solvency Certificate. A certificate signed by the Chief Financial Officer of the Company certifying that the Company and its Subsidiaries, taken as a whole (after giving effect to the Target Acquisition and all Indebtedness incurred in connection therewith (including, without limitation, the Term Loans to be made on the Funding Date)), are Solvent.

(h) Repayment and Termination of Target Indebtedness. Evidence that all existing Indebtedness of the Target Companies and their Subsidiaries will be paid in full concurrently with the making of the Term Loans hereunder, including payoff letters, all necessary Uniform Commercial Code termination statements, and any other evidence the Administrative Agent may reasonably request that, concurrently with the making of the Term Loans, such Indebtedness will be canceled, the Liens securing such Indebtedness will be released, and any related credit facilities will be terminated.

(i) Target Acquisition. Copies of the Stock Purchase Agreement and the documents pursuant to which the Target Acquisition will be completed (the “Target Acquisition Documents”), together with a certificate from a Responsible Officer of the Company certifying that:

(i) the Target Acquisition has been, or concurrently with the making of the Term Loans hereunder will be, consummated in accordance with the terms of the Stock Purchase Agreement and Applicable Law and regulatory approvals;

(ii) no amendment or waiver has been made to any Target Acquisition Document unless approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed and not required for (x) any amendment or modification to correct an ambiguity or (y) any amendment, waiver or modification that is not materially adverse to the Lenders in their capacities as lenders);

(iii) Except as set forth on Schedule 5.02, there is no action, suit, investigation or proceeding pending in any court or before any arbitrator or Governmental Authority that purports to prohibit the funding of the Term Loans on the Funding Date or the consummation of the transactions contemplated hereby (including the Target Acquisition), or that could have a Material Adverse Effect on the Company or its Subsidiaries or any transaction contemplated hereby or on the ability of the Company and its Subsidiaries to perform their respective obligations under the Loan Documents;

(iv) the Target Acquisition complies in all material respects with all applicable legal requirements, and all necessary governmental, regulatory, shareholder and other material consents and material approvals (including Hart-Scott-Rodino clearance) required for the consummation of the Target Acquisition have been (i) duly waived or (ii) duly obtained and in full force and effect and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Company and its Subsidiaries or the Target Acquisition or that could seek or threaten any of the foregoing;

(v) the consummation of the Target Acquisition does not violate any statute or regulation of the United States or any other applicable jurisdiction, or any order, judgment or decree of any court or other Governmental Authority, or result in a breach of, or constitute a default under, any material agreement or indenture by which the Company, any Target Company or any of their respective Subsidiaries is bound; and

(vi) each of the Target Representations shall be accurate and complete in all material respects (except, if a qualifier relating to materiality, material adverse effect or a similar concept applies, such representation or warranty shall be required to be true and correct in all respects).

(j) Notice. A Notice of Term Loan Borrowing as required under Section 2.01.

(k) Other Documents. Such other approvals, opinions, documents or materials as the Administrative Agent or any Lender may reasonably request, including all documentation and other information about the Company, the Target Companies and their respective Subsidiaries that it reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act.

(l) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable hereunder on the Funding Date, together with external Attorney Costs of Bank of America to the extent invoiced prior to or on the Funding Date.

Notwithstanding anything to the contrary herein, if all of the conditions set forth in Sections 5.01 and 5.02 and the Funding Date has not occurred on or prior to December 31, 2012, this Agreement and the Term Loan Commitments and all obligations of the Lenders hereunder shall terminate.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Administrative Agent and each Lender that:

6.01 Corporate Existence and Power. The Company and each of its Subsidiaries:

(a) is a corporation, limited liability company or similar organization, as the case may be, duly organized or formed and validly existing and, if applicable in the jurisdiction of its incorporation or formation, in good standing under the laws of the jurisdiction of its incorporation or formation;

(b) has the power and authority and all governmental licenses, authorizations, consents and approvals (i) to own its assets and to carry on its business and (ii) to execute, deliver and perform its obligations under the Loan Documents to which it is a party;

(c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

(d) is in compliance with all Requirements of Law;

except, in each case referred to in subclause (b)(i), clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company of each Loan Document to which it is party have been duly authorized by all necessary corporate action, and do not and will not:

(a) contravene the terms of any of its Organization Documents;

(b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which the Company or any of its Subsidiaries is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or any of its Subsidiaries or any of its or their property is subject; or

(c) violate any Requirement of Law.

6.03 Governmental Authorization. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of the Agreement or any other Loan Document.

6.04 Binding Effect. This Agreement and each other Loan Document to which it is party constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.05 Litigation. Except as set forth on Schedule 6.05, there are no actions, suits, proceedings, claims or disputes pending or, to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company or any Subsidiary or any of their respective properties (a) which purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or (b) as to which there exists a reasonable likelihood of an adverse determination, which determination would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or other order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

6.06 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurring of any Obligations by the Company. As of the Signing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

6.07 ERISA Compliance; Canadian Plans. Except as specifically disclosed in Schedule 6.07:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no contribution failure has occurred with respect to a Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (iii) no Pension Plan has any Unfunded Pension Liability; (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (v) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (vi) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) All Canadian Plans are duly registered when required by, and in good standing under, Applicable Law; all required contributions have been made under all Canadian Plans; all Canadian Plans are funded in accordance with the respective rules thereof and all Requirements of Law; and no past service or experience deficiency funding liabilities exist under any Canadian Plan.

6.08 Use of Proceeds; Margin Regulations. The proceeds of the Term Loans will be used solely for the purposes set forth in and permitted by Section 7.12 and Section 8.08. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

6.09 Title to Properties. The Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such liens, title defects and other matters affecting title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Signing Date, the property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.10 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

6.11 Financial Condition. (a) The audited consolidated financial statements of the Company and its Subsidiaries dated as of December 31, 2011, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for the fiscal year ended on that date:

(i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein;

(ii) fairly present the financial condition of the Company and its Subsidiaries as of the dates thereof and the results of operations for the periods covered thereby; and

(iii) except as set forth on Schedule 6.11, show all material indebtedness and other liabilities, absolute or contingent, of the Company and its consolidated Subsidiaries as of the dates thereof, including liabilities for all material taxes and material Contingent Obligations.

(b) Since December 31, 2011, there has been no Material Adverse Effect.

(c) As of the Funding Date, the pro forma consolidated financial statements as to the Company and its Subsidiaries giving effect to the Target Acquisition and all Indebtedness incurred in connection therewith (including, without limitation, the Term Loans to be made on the Funding Date), copies of which have been furnished to the Administrative Agent pursuant to Section 5.02(e), fairly present the pro forma financial condition of the Company and its Subsidiaries as of the date thereof and the pro forma results of operations of the Company and its Subsidiaries for the periods covered thereby, all in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(d) As of the Funding Date, the forecasted balance sheets, income statements and cash flows of the Company and its Subsidiaries delivered pursuant to Section 5.02(e) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Company to be reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Company’s best estimate of its future financial condition and performance.

6.12 Environmental Matters. Except as set forth on Schedule 6.12, the Company and its Subsidiaries are in material compliance with all applicable Environmental Laws and are not subject to Environmental Claims except for such non-compliance and Environmental Claims that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.13 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary is an “Investment Company” within the meaning of the Investment Company Act of 1940.

6.14 No Burdensome Restrictions. Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

6.15 Copyrights, Patents, Trademarks and Licenses, etc. The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the material patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary, and which is material to the business or operations of the Company and its Subsidiaries, infringes upon any rights held by any other Person.

6.16 Subsidiaries. As of the Signing Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.16 and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 6.16.

6.17 Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

6.18 Swap Obligations. Neither the Company nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations.

6.19 Full Disclosure. The representations and warranties made by the Company and its Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents, taken as a whole, do not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

ARTICLE VII. AFFIRMATIVE COVENANTS

So long as any Lender shall have any Term Loan Commitment hereunder or any Term Loan outstanding or any other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been made), unless the Required Lenders waive compliance in writing:

7.01 Financial Statements. The Company shall deliver to the Administrative Agent in form and detail satisfactory to the Administrative Agent and the Required Lenders, with sufficient copies for each Lender.

(a) as soon as available, but not later than 100 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of KPMG LLP or another nationally-recognized independent public accounting firm (“Independent Auditor”), which opinion (i) shall state that such consolidated financial statements present fairly the Company’s consolidated financial position for the periods indicated in conformity with GAAP and (ii) shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company’s or any Subsidiary’s records (it being agreed that the requirements of this subsection 7.01(a) may be satisfied by the delivery of the applicable annual report on Form 10-K of the Company to the Administrative Agent by email to the extent that it is delivered within the applicable time period noted herein); and

(b) as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, stockholders’ equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and its Subsidiaries as of such date and for such period (it being agreed that the requirements of this subsection 7.01(b) may be satisfied by the delivery of the applicable quarterly report on Form 10-Q of the Company to the Administrative Agent by email to the extent that it is delivered within the applicable time period noted herein).

7.02 Certificates; Other Information. The Company shall furnish to the Administrative Agent, with sufficient copies for each Lender:

(a) concurrently with the delivery of the financial statements referred to in subsections 7.01(a) and (b), a Compliance Certificate executed by a Responsible Officer;

(b) promptly, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodic or special reports (including Forms 10-K, 10-Q and 8-K) that the Company or any Subsidiary may make to, or file with, the SEC (it being agreed that the requirements of this subsection 7.02(b) may be satisfied by the delivery of such financial statements and reports to the Administrative Agent by email); and

(c) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall, upon written request, deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Company hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

7.03 Notices. The Company shall promptly (or, in the case of any event described in clause (c)(ii) below, not less than 10 days prior to the occurrence of such event) notify the Administrative Agent and each Lender:

(a) of the occurrence of any Event of Default or Unmatured Event of Default known to the Company;

(b) of any of the following matters that has resulted or is reasonably expected to result in a Material Adverse Effect: (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any of the following events known to the Company which affect the Company or any ERISA Affiliate, and deliver to the Administrative Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

(i) an ERISA Event;

(ii) a contribution failure with respect to a Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA;

(iii) a material increase in the Unfunded Pension Liability of any Pension Plan;

(iv) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or

(v) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability; and

(d) of any material change in accounting policies or financial reporting practices by the Company and its consolidated Subsidiaries.

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto. Each notice under subsection 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or any other Loan Document that, to the best of such Responsible Officer’s knowledge, have been breached or violated.

7.04 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Subsidiary to:

(a) except as otherwise permitted with respect to any Subsidiary pursuant to Section 8.04, preserve and maintain in full force and effect its corporate existence and valid existence under the laws of its jurisdiction of organization;

(b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business (except (i) in connection with transactions permitted by Section 8.04 and sales of assets permitted by Section 8.03 or (ii) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect);

(c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

(d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.05 Maintenance of Property. The Company shall, and shall cause each Subsidiary to, maintain and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.06 Insurance. The Company shall, and shall cause each Subsidiary to, maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

7.07 Payment of Obligations. The Company shall, and shall cause each Subsidiary to, pay and discharge, as the same shall become due and payable, all their respective material obligations and liabilities, including:

(a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and

(b) all material claims which, if unpaid, would by law become a Lien upon its property unless the same are contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary.

7.08 Compliance with Laws. The Company shall, and shall cause each Subsidiary to, comply in all material respects with all material Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

7.09 Compliance with ERISA; Canadian Plans. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code. The Company shall maintain, and cause each Canadian Subsidiary to maintain, each Canadian Plan in compliance in all material respects with all Requirements of Law.

7.10 Inspection of Property and Books and Records. The Company shall, and shall cause each Subsidiary to, maintain proper books of record and account, in which true and correct entries (sufficient to permit the preparation of consolidated financial statements in conformity with GAAP) shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, the Administrative Agent or any Lender, at any reasonable time during normal business hours upon advance request of the Administrative Agent or the relevant Lender, to visit and inspect the properties of the Company or any Subsidiary and to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss the affairs, finances and accounts of the Company or any Subsidiary with the appropriate officers of the Company or such Subsidiary.

7.11 Environmental Laws. The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in material compliance with all material Environmental Laws, except such as may be contested in good faith or as to which a bona fide dispute may exist.

7.12 Use of Proceeds. The Company shall use the proceeds of the Term Loans to (a) finance the Target Acquisition, (b) fund working capital associated with the Target Acquisition, (c) refinance outstanding Indebtedness of the Target Companies and their Subsidiaries, and (d) finance fees, costs and expenses arising from or related to the Target Acquisition, this Agreement or any other Loan Document or the transactions contemplated hereby or thereby.

ARTICLE VIII. NEGATIVE COVENANTS

So long as any Lender shall have any Term Loan Commitment hereunder or any Term Loan outstanding or any other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been made), unless the Required Lenders waive compliance in writing:

8.01 Financial Condition Covenants.

(a) Total Debt to EBITDA Ratio. The Company shall not permit the Total Debt to EBITDA Ratio for any Computation Period to be greater than 3.25 to 1 or, with respect to no more than four consecutive Computation Periods following a Material Acquisition, 3.50 to 1.

(b) Interest Coverage Ratio. The Company shall not permit, as of the last day of any Computation Period, the Interest Coverage Ratio to be less than 2.50 to 1.

8.02 Limitation on Liens. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on property of the Company or any Subsidiary on the Signing Date and set forth in Schedule 8.02 securing Indebtedness outstanding on such date, and any extension, renewal or replacement of any such Lien so long as the principal amount secured thereby is not increased and the scope of the property subject to such Lien is not extended;

(b) any Lien created under any Loan Document;

(c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.07, provided that no notice of lien has been filed or recorded under the Code or any other Requirement of Law;

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f) Liens on the property of the Company or any Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (iii) other non-delinquent obligations of a like nature; in each case incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

(g) Liens consisting of judgment or judicial attachment liens and liens securing contingent obligations on appeal bonds and other bonds posted in connection with court proceedings or judgments, provided that all such liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed $10,000,000 unless, in the case of judgment and judicial attachment liens, the enforcement of such liens is effectively stayed;

(h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, individually or in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

(i) purchase money security interests on any property acquired or held by the Company or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 90 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed $10,000,000;

(j) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;

(k) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

(l) Liens arising in connection with Securitization Transactions; provided that the aggregate investment or claim held at any time by all purchasers, assignees or other transferees of (or of interests in) receivables and other rights to payment in all Securitization Transactions shall not exceed $25,000,000; and

(m) other Liens securing Indebtedness not at any time exceeding in the aggregate $20,000,000.

8.03 Disposition of Assets. The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a) dispositions of inventory, or used, worn-out or surplus equipment, or the sale of sale rights, distribution rights, sales routes, territories or similar rights or assets, all in the ordinary course of business;

(b) the sale, assignment or other transfer of accounts receivable, lease receivables or other rights to payment pursuant to any Securitization Transaction; provided that the aggregate investment or claim held at any time by all purchasers, assignees or other transferees of (or of interests in) such receivables or other rights to payment shall not exceed $25,000,000;

(c) the sale of assets that are leased back to the Company or a Subsidiary, involving amounts not to exceed $20,000,000 in the aggregate in any fiscal year; and

(d) dispositions not otherwise permitted hereunder which are made for fair market value; provided that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition and (ii) the aggregate value of all assets so disposed of by the Company and its Subsidiaries on or after the Signing Date shall not exceed 20% of the greater of (x) the total assets of the Company as of the Signing Date or (y) the highest amount of total assets of the Company as shown on the Company’s balance sheet as of the end of any fiscal year ending after the Signing Date.

8.04 Consolidations and Mergers. The Company shall not, and shall not permit any Subsidiary to, merge, consolidate or amalgamate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any other Person, except:

(a) any Subsidiary may merge or amalgamate (i) with the Company, provided that the Company shall be the continuing or surviving corporation or, in the case of an amalgamation, the resulting corporation shall have entered into all assumption agreements and provided all further assurances as the Administrative Agent may reasonably require, or (ii) with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation, or the continuing or surviving corporation shall be a Wholly-Owned Subsidiary;

(b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or another Wholly-Owned Subsidiary; and

(c) any merger, amalgamation, consolidation or disposition in connection with a transaction permitted by Section 8.03 or an Acquisition permitted by Section 8.05.

8.05 Loans and Investments. The Company shall not, and shall not permit any Subsidiary to, purchase or acquire, or make any commitment to purchase or acquire, any capital stock, equity interest or obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisition, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in any Person (including any Affiliate of the Company) (any of the foregoing an “Investment”), except for:

(a) Investments held by the Company or any Subsidiary in the form of cash equivalents or short term marketable securities;

(b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(c) Investments by the Company in any of its Subsidiaries or by any of its Subsidiaries to another of its Subsidiaries;

(d) other Investments (including those incurred in order to consummate Acquisitions not otherwise prohibited herein), provided that no Event of Default or Unmatured Event of Default exists or will result therefrom;

(e) Investments constituting Permitted Swap Obligations or payments or advances under Swap Contracts relating to Permitted Swap Obligations;

(f) pledges or deposits required in the ordinary course of business in connection with workmen’s compensation, unemployment insurance and other social security legislation;

(g) advances, loans or extensions of credit to suppliers in the ordinary course of business by the Company and its Subsidiaries;

(h) advances, loans or extensions of credit in the ordinary course of business by the Company and its Subsidiaries to employees of the Company and its Subsidiaries;

(i) repurchases by the Company of its common stock to the extent permitted by Section 8.10;

(j) loans to an employee stock ownership plan established by the Company, the proceeds of which are used solely to purchase stock of the Company; and

(k) the Target Acquisition.

8.06 Limitation on Subsidiary Indebtedness. The Company shall not permit its Subsidiaries to create, incur, assume or suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, other than:

(a) Indebtedness owing to the Company or another Subsidiary;

(b) Indebtedness under this Agreement;

(c) [reserved];

(d) Indebtedness of Subsidiaries with respect to loans to independent distributors of products of the Company and its Subsidiaries in an aggregate amount not at any time exceeding $5,000,000;

(e) Indebtedness of Subsidiaries in respect of the Existing Snyder’s Notes; and

(f) other Indebtedness at any time outstanding in an aggregate amount not at any time exceeding the remainder of (i) $30,000,000 minus (ii) to the extent not constituting Indebtedness, obligations of its Subsidiaries in respect of Securitization Transactions to the extent of the aggregate investment or claim held at any time by purchasers, assignees or other transferees of (or of interests in) receivables and other rights to payment in Securitization Transactions.

8.07 Transactions with Affiliates. The Company shall not, and shall not permit any Subsidiary to, enter into any transaction with any Affiliate of the Company (other than the Company or a Subsidiary), except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

8.08 Use of Proceeds. The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Term Loans, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock or (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock or to refund indebtedness originally incurred for such purpose.

8.09 [Reserved].

8.10 Restricted Payments. The Company shall not (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock or (ii) purchase, redeem or otherwise acquire for value, or permit any Subsidiary to purchase or otherwise acquire for value, any shares of the Company’s capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding (any of the foregoing, a “Restricted Payment”), except that:

(a) the Company may declare and make dividend payments or other distributions payable solely in its common stock;

(b) the Company may purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock; and

(c) so long as (1) no Event of Default or Unmatured Event of Default exists or would result therefrom and (2) the Company’s consolidated stockholders’ equity, after giving effect thereto, is not less than $200,000,000, the Company may (x) declare and pay cash dividends to its stockholders; and (y) purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire such shares.

8.11 ERISA. The Company shall not, and shall not permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in liability of the Company in an aggregate amount in excess of $10,000,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

8.12 Change in Business. The Company shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Company and its Subsidiaries on the date hereof.

8.13 Accounting Changes. The Company shall not, and shall not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP.

8.14 Burdensome Agreements. The Company shall not, and shall not permit any Subsidiary to, enter into any Contractual Obligation (other than any other Loan Document) that

(a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Company or to another Subsidiary or to otherwise transfer property to the Company or another Subsidiary, (ii) of any Subsidiary to incur any Guaranty Obligation with respect to the Indebtedness of the Company or (iii) of the Company or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, provided that this clause (a)(iii) shall not prohibit (x) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.02(i) or (j) so long as such negative pledge relates solely to the property financed by or the subject of such Indebtedness, (y) any provision of the Existing Snyder’s Notes or the Existing Revolving Credit Agreement that is substantially similar to Section 8.02 or (z) customary non-assignment clauses in leases, licenses and similar agreements arising in the ordinary course of business; or

(b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided that this clause (b) shall not apply to the Existing Snyder’s Notes.

ARTICLE IX. EVENTS OF DEFAULT

9.01 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Company fails to pay, (i) when and as required to be paid herein, any amount of principal of any Term Loan or (ii) within three Business Days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document.

(b) Representation or Warranty. Any representation or warranty by the Company or any Subsidiary made or deemed made herein or in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary or any Responsible Officer furnished at any time under this Agreement or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made.

(c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in any of subsection 7.03(a), Section 8.01, 8.02, 8.03, 8.04, 8.08, 8.11 or 8.13.

(d) Other Defaults. The Company fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the date upon which written notice thereof is given to the Company by the Administrative Agent or any Lender.

(e) Cross-Default. The Company or any Subsidiary (A) fails to make any payment in respect of any Material Financial Obligations when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under any agreement or instrument relating to any such Material Financial Obligations, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Material Financial Obligations or beneficiary or beneficiaries of such Material Financial Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Material Financial Obligations to become due and payable prior to its stated maturity, or such Material Financial Obligations to become payable or cash collateral in respect thereof to be demanded (other than cash collateral with respect to L/C Obligations (as defined in the Existing Revolving Credit Agreement) that may be demanded pursuant to the terms of the Existing Revolving Credit Agreement for reasons other than a default by the Company or any Subsidiary).

(f) Insolvency; Voluntary Proceedings. The Company or any Subsidiary (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing.

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process is issued or levied against a substantial part of the Company’s or any Subsidiary’s properties, and such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within 60 days after commencement, filing or levy; (ii) the Company or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding with respect to the Company or such Subsidiary; or (iii) the Company or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.

(h) ERISA; Canadian Plans. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000; (ii) a contribution failure shall occur with respect to a Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (iii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $10,000,000; (iv) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period (or any period during which (x) the Company is permitted to contest its obligation to make such payment without incurring any liability (other than interest) or penalty and (y) the Company is contesting such obligation in good faith and by appropriate proceedings), any installment payment with respect to its withdrawal liability under Section 4201 of ERISA or any contribution obligation under Section 4243 of ERISA, in each case under a Multiemployer Plan in an aggregate amount in excess of $10,000,000; or (v) any Person shall institute steps to terminate a Canadian Plan if as a result of such termination, the Company or any Canadian Subsidiary could be required to make a contribution to such Canadian Plan, or could incur a liability or obligation to such Canadian Plan, in excess of $5,000,000 (or the equivalent thereof).

(i) Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions of $30,000,000 or more, and the same shall remain unvacated or unstayed (by reason of appeal or otherwise) for a period of 30 days after the entry thereof, with payment thereof being then due.

(j) Change of Control. Any Change of Control occurs.

9.02 Remedies. If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders:

(a) prior to the Funding Date, declare the commitment of each Lender to make Term Loans to be terminated, whereupon such commitments shall be terminated;

(b) on or after the Funding Date, declare the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

(c) exercise on behalf of itself and the Lenders all other rights and remedies available to it and the Lenders under the Loan Documents or Applicable Law;

provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 9.01 (in the case of clause (i) of subsection (g), upon the expiration of the 60-day period mentioned therein), (x) prior to the Funding Date, the obligation of each Lender to make Term Loans shall automatically terminate and (y) on or after the Funding Date, the unpaid principal amount of all outstanding Term Loans and all other Obligations shall automatically become due and payable, without further act of the Administrative Agent or any Lender.

9.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE X. THE ADMINISTRATIVE AGENT

10.01 Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 10.08) appoints and designates Bank of America to act on its behalf as the Administrative Agent hereunder and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Company shall have rights as a third party beneficiary of any of such provisions.

10.02 Delegation of Duties. The Administrative Agent may execute any of its duties and exercise its rights and powers under this Agreement or any other Loan Document by or through sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such agents. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

10.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or Unmatured Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, nor shall be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. None of the Agent-Related Persons shall (i) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (a) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent-Related Person shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (b) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made in or in connection with this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other agreement, instrument or document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder, or the satisfaction of any condition set forth in Article V or elsewhere herein, other than, in the case of the Administrative Agent, to confirm receipt of items expressly required to be delivered to the Administrative Agent. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates.

10.04 Reliance by the Administrative Agent. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 5.01, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

10.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. If the Administrative Agent receives such a notice, the Administrative Agent will notify the Lenders of its receipt of such notice. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with this Article X; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

10.06 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any Agent-Related Person.

10.07 Agent in Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though Bank of America were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them. With respect to their respective Term Loan Commitments or Term Loans, Bank of America and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent.

10.08 Successor Agent. The Administrative Agent may, and, if the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, at the request of the Required Lenders shall, resign as the Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required

Lenders (with, so long as no Event of Default exists, the consent of the Company, which shall not be unreasonably withheld or delayed) shall appoint from among the Lenders or Affiliates of Lenders a successor Administrative Agent for the Lenders, which successor shall be a bank with an office in the United States or an Affiliate of any such bank with an office in the United States. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent (except for any indemnity payments or other amounts then owed to the retiring Administrative Agent) and the term “Administrative Agent” shall mean such successor agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it, its sub-agents and their respective Related Parties while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.

10.09 Withholding Tax. (a) If any Lender is a “foreign corporation, partnership or trust” within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Administrative Agent, to deliver to the Administrative Agent:

(i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Form W-8BEN (or any successor forms) before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

(ii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI (or any successor form) before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement; and

(iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Each such Lender agrees to promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN (or any successor form) and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Lender, such Lender agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Lender. To the extent of such percentage amount, the Administrative Agent will treat such Lender’s IRS Form W-8BEN (or any successor form) as no longer valid.

(c) If any Lender claiming exemption from United States withholding tax by filing IRS Form W-8ECI (or any successor form) with the Administrative Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(d) If any Lender is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(e) If the IRS or any other Governmental Authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses (including Attorney Costs). The Company shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to the preceding sentence.

(f) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the

Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) The obligation of the Lenders under this Section 10.09 shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

10.10 Other Agents. Anything herein to the contrary notwithstanding, none of the Lead Arrangers, the Syndication Agent or the Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender hereunder.

ARTICLE XI. MISCELLANEOUS

11.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent at the written request of the Required Lenders) and the Company and acknowledged by the Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such waiver, amendment or consent shall, unless in writing and signed by all Lenders and the Company and acknowledged by the Administrative Agent, do any of the following:

(a) waive any condition set forth in Section 5.01 or 5.02 without the written consent of each Lender;

(b) increase or extend the Term Loan Commitment of any Lender (or reinstate any Term Loan Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(c) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(d) reduce the principal of, or the rate of interest specified herein on, any Term Loan, or reduce any fees (other than the fees referred to in subsection 2.09(a)) or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Company to pay interest at a rate equal to the sum of the otherwise applicable rate plus 2% after an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Term Loan;

(e) change the percentage of the Term Loan Commitments or of the aggregate unpaid principal amount of the Term Loans which is required for the Lenders or any of them to take any action hereunder; or

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or all Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Term Loan Commitment of a Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

11.02 Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Company or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to the Company, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to the Company, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Company and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company and the Administrative Agent. In addition, each Lender agrees to notify the

Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Conversion/Continuation) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Company shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.09 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of any Insolvency Proceeding relative to the Company; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Company shall pay (i) all customary and reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Term Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.

(b) Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), the Lead Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, including, without limitation, the Stock Purchase Agreement, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, including, without limitation, the Target Acquisition, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Claims related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of the Company’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of any Administrative Agent, the replacement of any Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that the Company makes a payment to the Administrative Agent or the Lenders, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, a receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its Pro Rata Share of any amount so recovered from or repaid by the Administrative Agent plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of, prior to the Funding Date, its Term Loan Commitment and, any time on or after the Funding Date, the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the Term Loan Commitment of the assigning Lender or the outstanding Term Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Term Loan Commitment or, if the Funding Date has occurred and the Term Loan Commitment is not then in effect, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans or the Term Loan Commitment, as the case may be, assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Term Loan Commitment or any Term Loan if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Company or Defaulting Lender. No such assignment shall be made (i) to the Company or any of the Company’s Affiliates or Subsidiaries or (ii) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable Pro Rata Share of the Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Term Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Article IV and Section 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Company (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Company (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Payment Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment or the Term Loans owing to it, as the case may be); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such

Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Article IV and Section 11.01 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(a). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant (i) agrees to be subject to the provisions of Section 4.07 as if it were an assignee under Section 11.06(b) and (ii) shall not be entitled to receive any greater payment under Section 4.01 or 4.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent and except to the extent such entitlement to receive a greater payment results from a change in a Requirement of Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 4.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company or any Related Party thereof.

For purposes of this Section, “Information” means all information received from the Company or any Subsidiary thereof relating to the Company or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any Subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and each Lender acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Event of Default or Unmatured Event of Default at the time of the making of the Term Loans, and shall continue in full force and effect as long as any Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied shall remain outstanding.

11.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, if an Unmatured Event of Default under subsection 9.01(a), (f) or (g) or any Event of Default exists, each Lender and each of their respective Affiliates is authorized at any time and from time to time, without prior notice to the Company, any such notice being expressly waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or any such Affiliate to or for the credit or the account of the Company against any and all Obligations owing to such Lender or its Affiliates, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender or any of its Affiliates; provided that if a Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.10 Notification of Addresses, Lending Offices, Etc. Each Lender shall notify the Administrative Agent in writing of any change in the address to which notices to such Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

11.11 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents (and the Fee Letter referred in subsection 2.09(a)) constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative

Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.12 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

11.13 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Lenders, the Administrative Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.14 Governing Law and Jurisdiction. (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA WITHOUT REGARD TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF; PROVIDED THAT THE PARTIES HERETO SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NORTH CAROLINA OR OF THE UNITED STATES FOR THE WESTERN DISTRICT OF NORTH CAROLINA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NORTH CAROLINA LAW.

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Company acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Company and its Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers and the Lenders, on the other hand, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, each Lead Arranger and each Lender each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Company or any of its respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Administrative Agent, any Lead Arranger or any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Company with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, any Lead Arranger or any Lender has advised or is currently advising the Company or any of their respective Affiliates on other matters) and none of the Administrative Agent, any Lead Arranger or any Lender has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and none of the Administrative Agent, any Lead Arranger or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) none of the Administrative Agent, any Lead Arranger or any Lender has provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

11.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company in accordance with the Act. The Company shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.18 Judgment. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal and customary banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Company in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal and customary banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the Company (or to any other Person who may be entitled thereto under Applicable Law).

11.19 Entire Agreement. This Agreement, together with the other Loan Documents (and the Fee Letter referred in subsection 2.09(a)), embodies the entire agreement and understanding among the Company, the Lenders and the Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SNYDER’S- LANCE, INC.

By:	/s/ Rick D. Puckett
Name:	Rick D. Puckett
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Snyder’s-Lance, Inc.

Term Loan Credit Agreement

Signature Page

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Joan Mok-Lau
Name:	Joan Mok-Lau
Title:	Vice President

Snyder’s-Lance, Inc.

Term Loan Credit Agreement

Signature Page

BANK OF AMERICA, N.A., as a Lender

By:	/s/ J. Casey Cosgrove
Name:	J. Casey Cosgrove
Title:	Director

Snyder’s-Lance, Inc.

Term Loan Credit Agreement

Signature Page

MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ Keith A. Mummert
Name:	Keith A. Mummert
Title:	Vice President

Snyder’s-Lance, Inc.

Term Loan Credit Agreement

Signature Page

COBANK, ACB

By:	/s/ Michael Tousignant
Name:	Michael Tousignant
Title:	Vice President

Snyder’s-Lance, Inc.

Term Loan Credit Agreement

Signature Page

BRANCH BANKING AND TRUST COMPANY

By:	/s/ Stuart M. Jones
Name:	Stuart M. Jones
Title:	Senior Vice President

Snyder’s-Lance, Inc.

Term Loan Credit Agreement

Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Scott Santa Cruz
Name:	Scott Santa Cruz
Title:	Managing Director

Snyder’s-Lance, Inc.

Term Loan Credit Agreement

Signature Page

ROYAL BANK OF CANADA

By:	/s/ Gordon MacArthur
Name:	Gordon MacArthur
Title:	Authorized Signatory

Snyder’s-Lance, Inc.

Term Loan Credit Agreement

Signature Page

CITIZENS BANK OF PENNSYLVANIA

By:	/s/ J. Michael Troutman
Name:	J. Michael Troutman
Title:	Senior Vice President

Snyder’s-Lance, Inc.

Term Loan Credit Agreement

Signature Page

SCHEDULE 2.01

TERM LOAN COMMITMENTS

AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share

Bank of America, N.A.	$95,000,000.00	29.230769231%
Manufacturers and Traders Trust Company	$70,000,000.00	21.538461538%
CoBank, ACB	$40,000,000.00	12.307692308%
Branch Banking and Trust Company	$32,500,000.00	10.000000000%
Wells Fargo Bank, National Association	$32,500,000.00	10.000000000%
Royal Bank of Canada	$32,500,000.00	10.000000000%
Citizens Bank of Pennsylvania	$22,500,000.00	6.923076923%

TOTAL	$325,000,000.00	100.000000000%

SCHEDULE 2.07

AMORTIZATION OF TERM LOANS

Last Business Day of	Amount
December 2012	$4,062,500
March 2013	$4,062,500
June 2013	$4,062,500
September 2013	$4,062,500
December 2013	$4,062,500
March 2014	$4,062,500
June 2014	$4,062,500
September 2014	$4,062,500
December 2014	$4,062,500
March 2015	$4,062,500
June 2015	$4,062,500
September 2015	$4,062,500
December 2015	$4,062,500
March 2016	$4,062,500
June 2016	$4,062,500

SCHEDULE 5.02

TARGET ACQUISITION

None.

SCHEDULE 6.05

LITIGATION

None.

SCHEDULE 6.07

ERISA

None.

SCHEDULE 6.11

FINANCIAL CONDITION

None.

SCHEDULE 6.12

ENVIRONMENTAL MATTERS

None.

SCHEDULE 6.16

SUBSIDIARIES OF THE COMPANY

Part (a)

Name of Subsidiary	Jurisdiction of Formation
George Greer Co., Inc.	Rhode Island

Lanhold Investments, Inc.	Delaware

Michaud Distributors	Maine

Patriot Snacks Real Estate, LLC	Delaware

S-L Distribution Company, Inc.	Delaware

S-L Logistics, LLC	North Carolina

S-L Routes, LLC	Pennsylvania

S-L Snacks AZ, LLC	North Carolina

S-L Snacks FL, LLC	North Carolina

S-L Snacks GA, LLC	North Carolina

S-L Snacks IA, LLC	North Carolina

S-L Snacks IN, LLC	North Carolina

S-L Snacks MA, LLC	North Carolina

S-L Snacks National, LLC	North Carolina

S-L Snacks NC, LLC	North Carolina

S-L Snacks OH, LLC	North Carolina

S-L Snacks PA, LLC	North Carolina

S-L Snacks PN, LLC	North Carolina

S-L Snacks Private Brands, LLC	North Carolina

Name of Subsidiary	Jurisdiction of Formation
S-L Snacks Real Estate, Inc.	Pennsylvania

S-L Snacks TX, LLC	North Carolina

Snyder’s of Delaware, Inc.	Delaware

SOH Capital, LLC	Pennsylvania

SOH Transportation, LLC	Pennsylvania

Tamming Foods Ltd.	Ontario

Thompson Distributing, Inc.	Missouri

Part (b)

Late July Snacks LLC

Various investments in certain REITs and Partnership Interests

SCHEDULE 8.02

PERMITTED LIENS

Security interest of TD Bank, N.A., f/k/a TD Bank North, N.A., f/k/a Banknorth, N.A., successor by merger to Peoples Heritage Bank, N.A. (“TD Bank”) securing obligations in a principal amount not exceeding $1,300,000 pursuant to a Revolving Equipment Line of Credit between TD Bank and Michaud Distributors dated April 12, 2001, as amended on November 9, 2009 and on July 11, 2012, and as may be further amended from time to time, and related loan documents.

Security interest in marketable securities granted to Wells Fargo Bank, N.A. (successor to Wachovia Bank, NA) securing obligations in a principal amount not exceeding $10,000,000 pursuant to a Commercial Term Note issued to Wells Fargo Bank, N.A. by Snyder’s of Hanover Mfg., Inc. dated September 22, 2005 and related loan documents.

SCHEDULE 11.02

EURODOLLAR AND DOMESTIC LENDING OFFICES,

ADDRESSES FOR NOTICES

SNYDER’S-LANCE, INC.

Mr. Rick D. Puckett

Executive Vice President, Chief Financial Officer

and Treasurer

13024 Ballantyne Corporate Place, Suite 900

Charlotte, North Carolina 28277

Telephone: (704) 557-8021

Facsimile: (704) 554-5586

BANK OF AMERICA, N.A.,

as Administrative Agent

Bank of America, N.A.

1455 Market Street

CA5-701-05-19

San Francisco, CA 94404

Attention: Joan Mok

Telephone: 415-436-3496

Facsimile: 415-503-5085

Administrative Agent’s Payment Office:

Bank of America, N.A.

Building B, 2001 Clayton Road

CA4-702-02-25

Concord, CA 94520

Attention: Tish Johnson

Telephone: 925-675-8398

Facsimile: 888-969-3312

E-mail: tish.johnson@baml.com

For Credit To:

Account No.: #

ABA#

Reference: Snyder’s-Lance, Inc.

BANK OF AMERICA, N.A.,

as a Lender

Bank of America, N.A.

Building B, 2001 Clayton Road

CA4-702-02-25

Concord, CA 94520

Attention: Tish Johnson

Telephone: 925-675-8398

Facsimile: 888-969-3312

E-mail: tish.johnson@baml.com

Notices (other than borrowing notices and Notices of

Conversion/Continuation):

Bank of America, N.A.

540 W Madison Street

Chicago, IL 60661

Attention: Casey Cosgrove

Telephone: 312-828-3092

Facsimile: 312-987-1276

Email: casey.cosgrove@baml.com

EXHIBIT A

FORM OF

NOTICE OF TERM LOAN BORROWING

Date:

To:

Bank of America, N.A., as Administrative Agent under the Term Loan Credit Agreement, dated as of September 26, 2012 (as amended from time to time, the “Credit Agreement”), among Snyder’s-Lance, Inc., various financial institutions, and Bank of America, N.A., as Administrative Agent.

Ladies and Gentlemen:

The undersigned, Snyder’s-Lance, Inc. (the “Company”), refers to the Credit Agreement (terms defined therein being used herein as therein defined) and hereby gives you notice irrevocably, pursuant to Section 2.01 of the Credit Agreement, of the Term Loan Borrowing specified below:

1. The Business Day of the proposed Term Loan Borrowing is             , 2012.

2. The Term Loan Borrowing is to be comprised of [Base Rate] [Eurodollar Rate] Loans.

3. The aggregate amount of the proposed Term Loan Borrowing is $325,000,000.00.

[4. The duration of the Interest Period for the Eurodollar Rate Loans included in the Term Loan Borrowing shall be              months.]

The Company certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Term Loan Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties contained in Sections 6.01, 6.02, 6.04, 6.08, 6.11(c) and (d), and 6.13 of the Credit Agreement are accurate and complete in all material respects (except, if a qualifier relating to materiality, material adverse effect or a similar concept applies, such representation or warranty is true and correct in all respects) as though made on and as of such date after giving effect to the Target Acquisition (except to the extent such representations and warranties expressly relate to an earlier date, in which case they are accurate and complete in all material respects (except, if a qualifier relating to materiality, material adverse effect or a similar concept applies, such representation or warranty is true and correct in all respects) as of such earlier date); and

(b) no Event of Default or Unmatured Event of Default has occurred and is continuing or will result from such proposed Term Loan Borrowing.

SNYDER’S-LANCE, INC.

By:
Title:

EXHIBIT B

FORM OF

NOTICE OF CONVERSION/CONTINUATION

Date:

To:

Bank of America, N.A., as Administrative Agent under the Term Loan Credit Agreement, dated as of September 26, 2012 (as amended from time to time, the “Credit Agreement”), among Snyder’s-Lance, Inc., various financial institutions, and Bank of America, N.A., as Administrative Agent.

Ladies and Gentlemen:

The undersigned, Snyder’s-Lance, Inc. (the “Company”), refers to the Credit Agreement (terms defined therein being used herein as therein defined) and hereby gives you notice irrevocably, pursuant to Section 2.04 of the Credit Agreement, with respect to the [conversion] [continuation] of the Term Loans specified herein, that:

1. The Conversion/Continuation Date is                     ,             .

2. The aggregate amount of the Term Loans to be [converted] [continued] is $            .

3. The Term Loans are to be [converted into] [continued as] [Eurodollar Rate] [Base Rate] Loans.

[4. The duration of the Interest Period for the Eurodollar Rate Loans included in the [conversion] [continuation] shall be      months.]

The Company certifies that on the date hereof, and on the proposed Conversion/Continuation Date both before and after giving effect thereto, no Event of Default or Unmatured Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

SNYDER’S-LANCE, INC.

By:
Title:

EXHIBIT C

FORM OF

COMPLIANCE CERTIFICATE

To:	Bank of America, N.A., as Administrative Agent, and the Lenders which are party to the Credit Agreement referred to below

Reference is made to the Term Loan Credit Agreement dated as of September 26, 2012 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Snyder’s-Lance, Inc. (the “Company”), various financial institutions, and Bank of America, N.A., as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

I.	Reports. Enclosed herewith is a copy of the Company’s most recent [Form 10-Q/Form 10-K] filed with the SEC, which includes the [annual audited/quarterly] report of the Company as at , (the “Computation Date”). This report fairly presents, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments) the consolidated financial position of the Company and its Subsidiaries, as of the Computation Date and for the period then ended.

II.	Financial Tests. The Company hereby certifies and warrants to you that the following is a true and correct computation as at the Computation Date of the following ratios and/or financial restrictions contained in the Credit Agreement:

A.	Subsection 8.01(a) Total Debt to EBITDA Ratio

(1) Total Indebtedness as of the last day of the Computation Period ending on the Computation Date:	$

(2) EBITDA for the Computation Period ending on the Computation Date	$

(3) Ratio of Item (1) to Item (2):		.	%

(4) Maximum ratio allowed:		3.25 to 1	[1]

[1]	Or, with respect to no more than four consecutive Computation Periods following a Material Acquisition, 3.50 to 1.

B.	Subsection 8.01(b) Interest Coverage Ratio

(1) EBIT for the Computation Period ending on the Computation Date:	$

(2) Interest Expense for the Computation Period ending on the Computation Date:	$

(3) Ratio of Item (1) to Item (2):		.	%

(4) Minimum ratio allowed:		2.50 to 1

III.	Defaults. The Company hereby further certifies and warrants to you as of the date of the filing of the [Form 10-Q/Form 10-K] referred to in clause I that no Event of Default or Unmatured Event of Default has occurred and is continuing.

IV.	Representations and Warranties. The Company hereby further certifies and warrants to you as of the date of the filing of the [Form 10-Q/Form 10-K] referred to in clause I that the representations and warranties contained in Article VI of the Credit Agreement are accurate and complete in all material respects (except, if a qualifier relating to materiality, material adverse effect or a similar concept applies, such representation or warranty is true and correct in all respects) as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they are accurate and complete in all material respects (except, if a qualifier relating to materiality, material adverse effect or a similar concept applies, such representation or warranty is true and correct in all respects) as of such earlier date)

V.	Pricing Total Debt to EBITDA Ratio.

(1) Total Indebtedness as of the last day of the Computation Period ending on the Computation Date:	$

(2) Unrestricted cash and unrestricted Cash Equivalent Investments held by, and undrawn amounts of letters of credit issued to, the Company and its Subsidiaries as of the last day of the Computation Period ending on the Computation Date:

$

(3) EBITDA for the Computation Period ending on the Computation Date	$

(3) Ratio of [Item (1) minus Item (2)] to Item (3):		.	%

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed and delivered by its duly authorized officer this      day of             ,         .

SNYDER’S-LANCE, INC.

By:
Title:

EXHIBIT D

FORM OF

ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the Term Loan Facility and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses

[2]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[3]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[4]	Select as appropriate.
[5]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

(i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	Snyder’s-Lance, Inc.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Term Loan Credit Agreement, dated as of September 26, 2012, among Snyder’s-Lance, Inc., the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent

6.	Assigned Interest[s]:

Assignor[s][7]	Assignee[s][8]	Aggregate Amount of Term Loan Commitment/Term Loans for all Lenders[9]	Amount of Term Loan Commitment/ Term Loans Assigned	Percentage Assigned of Term Loan Commitment/ Term Loans[10]	CUSIP Number
		$	$	%

[7. Trade Date:                                  ]11

Effective Date:                     , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[Consented to and][12] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[7]	List each Assignor, as appropriate.
[8]	List each Assignee, as appropriate.
[9]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[10]	Set forth, to at least 9 decimals, as a percentage of the Term Loan Commitment/Term Loans of all Lenders thereunder.
[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:][13] SNYDER’S-LANCE, INC.

By:
Title:

[13]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

TERM LOAN CREDIT AGREEMENT DATED AS OF SEPTEMBER 26, 2012 WITH

SNYDER’S-LANCE, INC.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of North Carolina.

EXHIBIT E

FORM OF NOTE

PROMISSORY NOTE

US$	,

FOR VALUE RECEIVED, the undersigned, SNYDER’S-LANCE, INC. (the “Company”), hereby promises to pay to the order of                      or its registered assigns (the “Lender”) the principal sum of                      Dollars ($            ) or, if less, the aggregate unpaid principal amount of the Term Loans made by the Lender to the Company pursuant to the Term Loan Credit Agreement, dated as of September 26, 2012 (as amended or otherwise modified from time to time, the “Credit Agreement”), among the Company, various financial institutions, and Bank of America, N.A., as Administrative Agent, on the dates and in the amounts provided in the Credit Agreement. The Company further promises to pay interest on the unpaid principal amount of the Term Loans evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Credit Agreement.

The Lender is authorized to endorse the amount and the date on which each Term Loan is made and each payment of principal with respect thereto on the schedules annexed hereto and made a part hereof, or on continuations thereof which shall be attached hereto and made a part hereof; provided that any failure to endorse such information on such schedule or continuation thereof shall not in any manner affect any obligation of the Company under the Credit Agreement and this Promissory Note (this “Note”).

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, which Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

Terms defined in the Credit Agreement are used herein with their defined meanings therein unless otherwise defined herein. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of North Carolina without regard to the conflicts or choice of law principles thereof.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered as of the day and year first above written.

SNYDER’S-LANCE, INC.

By:
Title:

SCHEDULE A TO NOTE

BASE RATE LOANS AND REPAYMENTS OF

BASE RATE LOANS

(1) Date	(2) Amount of Base Rate Loan	(3) Amount of Base Rate Loan Repaid	(4) Notation Made By

SCHEDULE B TO NOTE

EURODOLLAR RATE LOANS AND REPAYMENTS

OF EURODOLLAR RATE LOANS

(1) Date	(2) Amount of Eurodollar Rate Loan	(3) Interest Period for Eurodollar Rate Loan	(4) Amount of Eurodollar Rate Loan Repaid	(5) Notation Made By